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                                                                     Exhibit k.8

                    MEVC DRAPER FISHER JURVETSON FUND I, INC.
                                AMENDMENT TO THE
                       FUND ACCOUNTING SERVICING AGREEMENT

      THIS AMENDMENT dated as of October 29, 2004, to the Fund Accounting Servicing Agreement, dated as of November 1, 2002, (the "Agreement"), is entered by and between MEVC DRAPER FISHER JURVETSON FUND I, INC., a Delaware corporation (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS") shall be as follows:

      WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

      WHEREAS, the Trust and USBFS desire to amend said Agreement; and

      WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

      NOW, THEREFORE, the parties agree as follows:

   A. Effective immediately, all references to MeVC Draper Fisher Jurvetson Fund, Inc. shall be deleted and replaced with MVC Capital, Inc.; and

   B. Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year referenced above.

MVC CAPITAL, INC.                           U.S. BANCORP FUND SERVICES, LLC

By: ________________________________        By: ________________________________

Title:______________________________        Title:______________________________

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                                   EXHIBIT A
                                     TO THE
                    FUND ADMINISTRATION SERVICING AGREEMENT
                                    AND THE
                      FUND ACCOUNTING SERVICING AGREEMENT

                          AS AMENDED OCTOBER 29, 2004

With respect to the minimum annual fee, the Fee Schedule for the Fund Administration Servicing Agreement shall be read in conjunction with the Fee Schedule for the Fund Accounting Servicing Agreement between the same parties and entered into as of the same date. That schedule in full is reproduced below:

                              ANNUAL FEE SCHEDULE

Effective November 1, 2004, Aggregate Minimum Annual Fee of $130,000 or an asset based fee of 12 basis points on the first $100 million, 10 basis points on the next $200 million and 6 basis points thereafter, whichever is greater (out-of-pockets not included).

Effective upon the completion of the MVC Capital, Inc. rights offering and issuance of new shares (anticipated start date January 2005), Aggregate Minimum Annual Fee of $130,000 or an asset based fee of 10 basis points on the first $100 million, 8 basis points on the next $200 million and 5 basis points thereafter, whichever is greater (out-of-pockets not included).

      Fund Accounting
All out-of-pocket expenses are billed monthly, included, but not limited to:
$.15  Domestic and Canadian Equities, Options
$.50  Corp/Gov/Agency Bonds, International Equities and Bonds
$.80  CMO's, Municipal Bonds, Money Market Instruments
$125  Per fund per month - Mutual Funds

Corporate Action Services
$2.00 Per equity security per month
Manual Security Pricing
$125 per month - greater than 10/day
Factor Services (BondBuyer)
Per CMO - $1.50/month
Per Mortgage Backed - $0.25/month
Minimum - $300/month

FUND ADMINISTRATION
Postage, Stationery
Programming, Special Reports
Proxies, Insurance
EDGAR filing - Approx. $11.00/page
Retention of records

                                      A-1
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Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

                                      A-2